PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-92161
(To Prospectus dated February 17, 2006)                                333-95805
                                                Filed Pursuant to Rule 424(b)(3)

                         [HOLDERS PHARMACEUTICAL LOGO]






                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Pharmaceutical HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                     Share        Primary
         Name of Company                              Ticker        Amounts    Trading Market
-------------------------------------------------    --------     -----------  --------------
Abbott Laboratories                                    ABT            14            NYSE
Allergan, Inc.                                         AGN             1            NYSE
Andrx Corporation-Andrx Group                          ADRX            2           NASDAQ
Advanced Medical Optics, Inc.                          AVO         0.222222         NYSE
Biovail Corporation                                    BVF             4            NYSE
Bristol-Myers Squibb Company                           BMY            18            NYSE
Eli Lilly & Company                                    LLY            10            NYSE
Forest Laboratories, Inc.                              FRX             4            NYSE
Hospira, Inc.                                          HSP            1.4           NYSE
Johnson & Johnson                                      JNJ            26            NYSE
King Pharmaceuticals, Inc.                              KG           4.25           NYSE
Medco Health Solutions                                 MHS          2.6532          NYSE
Merck & Co., Inc.                                      MRK            22            NYSE
Mylan Laboratories, Inc.                               MYL           2.25           NYSE
Pfizer Inc.                                            PFE            58            NYSE
Schering-Plough Corporation                            SGP            14            NYSE
Valeant Pharmaceuticals                                VRX             1            NYSE
Watson Pharmaceuticals, Inc.                           WPI             1            NYSE
Wyeth                                                  WYE            12            NYSE
Zimmer Holdings, Inc.                                  ZMH            1.8           NYSE

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.